Exhibit 99.1

Event ID: 5035652

Culture: en-US

Event Name: Q3 2013 The Mosaic Company Earnings Conference Call

Event Date: 2013-03-28T13:00:00 UTC

P: Operator;;

C: Laura Gagnon; The Mosaic Company; VP, IR

C: Jim Prokopanko; The Mosaic Company; President & CEO

C: Larry Stranghoener; The Mosaic Company; EVP & CFO

P: Vincent Andrews; Morgan Stanley; Analyst

C: Joc O’Rourke; The Mosaic Company; EVP, Operations and COO

P: Joel Jackson; BMO Capital Markets; Analyst

C: Rick McLellan; The Mosaic Company; SVP, Commercial

P: Bill Carroll; UBS; Analyst

P: Kurt Schoen; CLSA; Analyst

P: Adam Samuelson; Goldman Sachs; Analyst

P: P.J. Juvekar; Citi; Analyst

P: Chris Parkinson; Credit Suisse; Analyst

C: Mike Rahm; The Mosaic Company; VP, Market Analysis and Strategic Planning

P: Kevin McCarthy; Bank of America Merrill Lynch; Analyst

P: Don Carson; Susquehanna Financial; Analyst

P: Ben Isaacson; Scotiabank; Analyst

P: David Begleiter; Deutsche Bank; Analyst

P: Mark Gulley; BGC Financial; Analyst

P: Michael Piken; Cleveland Research; Analyst

P: Matthew Korn; Barclays Capital; Analyst

P: Jeff Zekauskas; JPMorgan; Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s third-quarter earnings conference call. At this time all participants have been placed in a listen-only mode. After the Company completes the prepared remarks, the lines will be open to take your questions.

Your host for today’s call is Laura Gagnon, Vice President of Investor Relations at The Mosaic Company. Ms. Gagnon?

Laura Gagnon: Thank you, and welcome to our third-quarter fiscal year 2013 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President Chief Financial Officer. We also have members of the Senior Leadership Team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will share our views on current and future market conditions. Larry will discuss capital management as well as provide insight into our future expectations. The presentation slides we are using during the call are available on our website at MosaicCo.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, March 28, 2013, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results.

Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release, issued this morning, and in our reports filed with the Securities and Exchange Commission. Now I would like to turn it over to Jim.

Jim Prokopanko: Good morning. Thank you for joining our third-quarter earnings discussion. The quarter played out essentially how we expected it would.

The potash market reopened with product flowing once again to India and China. And those flows facilitated increased demand in North America late in the quarter. At the same time, the phosphate market remained in balance.

As you’re well aware, our fiscal third quarter is typically our slowest of the year, so this morning we will focus more on our outlook than on the quarter.

Before we get to that, I will review the numbers quickly. For the quarter we reported operating earnings of $419 million on net sales of $2.2 billion, both up slightly over a year ago.

The Potash business unit contributed $216 million in operating earnings and the Phosphates business unit contributed $197 million. In total, we reported earnings per share of $0.81, or $0.88 per share excluding the notable items, compared with $0.64 a share a year ago.

We generated $371 million in operating cash flow during the quarter and we continue to maintain a strong cash position with $3.3 billion of cash on hand.

Now I will spend some time on our forward view. First, agricultural fundamentals remain strong around the globe. This bodes well for the world’s growing population and also for Mosaic.

Even with the expected bumper crop in Brazil and other parts of South America, food supply is fragile. As result, farmers preparing for spring in North America have many incentives to plant every available acre and to wring out maximum yields from every field.

Commodity prices have declined modestly as futures markets recognize the potential for a big 2013 crop. But prices remain high relative to historical norms. In part, that is because many analysts do not expect yields to return to their trend level this year and because there is significant pent-up demand worldwide for grains and oilseeds.

We share that point of view. In fact, while there are a number of potential outcomes for the 2013/2014 crop, the likely case from our vantage point builds back only one-half of the inventory drawdown this year, leaving commodity prices at elevated levels. And I would remind you that agricultural commodity forecasters were signaling similar expectations at this time last year, and farmers responded by planting 96 million acres of corn in North America.

As we all know, the big anticipated crop withered, and prices leapt to new heights. Farmers nevertheless delivered the second-largest global crop in history last year, and the world still consumed more grains and oilseeds than it produced.

So my message is this — the world needs everything that its agricultural land can produce. While volatility will always exist in our markets, this simple fact — more people need more food — will not change.

So our outlook for the long-term remains strongly positive, even as we face challenges. Of course, the challenges are ever-changing. Three months ago we had no potash contract with India. We just completed a protracted contract negotiation with China and lower Mississippi River levels were threatening the supply chain. All those issues have now been resolved.

To help you understand the challenges we face today, I will describe in more detail the dynamics affecting the potash and phosphate markets. In potash, the market is on track to reach our forecast for global shipments in 2013. In fact, we believe shipments will reach the upper end of our expected 55 million to 57 million tonne range. The contract with India and China provided a better-than-expected baseload for demand, established a floor for prices and should reduce inventories to low levels.

The expectation of a strong spring planting season further improved short-term sentiment.

Our operating rates reflect the improved conditions. Mosaic’s potash mines operated at 78 percent of capacity during the quarter. And we expect operating rates to increase in the fourth quarter as we continue to meet the better-than-expected demand from China and India.

We expect potash prices to remain in the current range until we see how fundamentals play out later this year. Our 3 million tonnes of ongoing potash expansions are proceeding as planned. Overall, they remain on budget and on time. That said, we are continuing to evaluate the remaining 2 million tonnes of expansions and expect to make a decision to proceed or delay sometime this calendar year.

The phosphates market remains balanced. We are seeing outstanding demand in the Western Hemisphere, and as supply has tightened, we have seen Tampa export prices improve by $50 per tonne from their lows.

The story is more difficult in the Eastern Hemisphere, where Indian subsidy policy continues to hurt soil health and fertilizer sales. We don’t expect the Indian buyers to come back to the market until the end of our fiscal 2013.

Longer-term, our outlook for the phosphate business is positive. As the joint venture we announced last week illustrates, we’re thrilled that Ma’aden invited us to participate as an equity partner for the second phosphate project, validating our technical knowledge, industry expertise and positive global reputation. It is important to highlight that this new project has long been incorporated into industry supply expectations.

This investment has many benefits for Mosaic. It supports our growth strategy and partially meets the growing demand from our international distribution operations. It is expected to generate attractive returns.

•	It gives us access to very low-cost phosphate production;

•	It provides more cost-effective access to India and other Asian markets;

•	It gives us opportunities to participate in future Ma’aden expansions; and

•	It further diversifies our sources of products.

It is important to note that this project is part of our phosphate growth strategy and does not change our plans for the Florida and Louisiana phosphate business.

The rock and fertilizer we produced in the U.S. remain critical to Mosaic and to the world’s farmers. Once the Ma’aden operations are in production, which we anticipate to begin in late 2016, we also would be able to allocate more of a domestic production to North America and South America. In turn, we should be able to generate higher netbacks from these operations.

Our domestic facilities will also continue to be the source of our innovative, higher-margin MicroEssentials® product.

Before I call upon Larry, I would like to highlight some recent external recognition we have received. For the second straight year we were named to the Ethisphere Institute’s list of the world’s most ethical companies. And we are the only large agricultural company on the list. We are proud of this achievement, because it demonstrates that we are living up to our values of excellence, integrity, sustainability and connectivity.

Now I will ask Larry to talk through our thoughts on capital allocation and provide updated guidance. After that, I will conclude with some further thoughts on the outlook. Larry?

Larry Stranghoener: Thank you, Jim, and good morning. We have been traveling to meet with investors frequently over the past few months, and we have heard one refrain rise above all others. You want to understand our capital allocation policies and just what we intend to do with our balance sheet. So, rather than go through our quarterly numbers in detail, I will provide as much insight as I can on capital.

We have been working to refine our financial policies to align them with the updated strategic priorities we revealed last fall, and to ensure that we effectively operate as a fully independent Company following the final completion of the Cargill transaction. The policy work is nearly complete and we are planning to provide more detail before the end of the fiscal year. In the meantime, I can give you some previews.

While we will always seek to retain our investment grade ratings and a reasonable liquidity cushion, you should expect a substantially more efficient balance sheet in the future. By more efficient I mean we would carry less cash and more debt. To get to that more efficient balance sheet, we would like to return excess capital to shareholders through share repurchases, which become possible when tax restrictions expire in late May.

To remind you, there are 129 million Class A restricted shares in three tranches, each with 43 million shares. These tranches are expected to be sold or convert to common in each of the next three years beginning this summer. It is possible, but by no means a given, that we could negotiate an accelerated release of all of those shares.

Our initial focus will be on the first 43 million shares per the existing agreement. We look forward to initiating discussions regarding those shares this summer. We have the financial flexibility, both available cash and unused debt capacity, and importantly, the desire to consider a repurchase of some or all of those shares as well as other options. The repurchase of shares in the open market becomes an option when split-off related restrictions fall away in November.

It is important for you to understand that we cannot engage in any discussions regarding the restricted shares for another two months, and we may not have a resolution or agreement until later in the summer.

Turning to financial flexibility, note that our quarter-end cash balance stood at $3.3 billion. And we expect strong cash flow generation in our fourth fiscal quarter to further increase our cash available for repurchases.

However, there are some existing calls on our cash or debt capacity, and I would like to remind you of a couple of our previous comments and ongoing 10-Q and 10-K disclosures. First, we believe a reasonable liquidity buffer will include approximately $750 million in cash as well as available committed lines of credit.

Second, we have also disclosed that a portion of our cash would be taxed if repatriated. Today that cash totals approximately $600 million, exposed to a 35 percent U.S. tax rate with both a cash and income statement impact. This cash is available without penalty to fund non-U.S. investments, such as the Ma’aden joint venture, and to provide a portion of our liquidity buffer.

Finally, in connection with the RCRA enforcement matter that has been ongoing for several years, we may choose to establish a trust to pre-fund existing phosphate asset retirement obligations which would result in a restricted cash balance of approximately $600 million. This would be simply funding an existing liability and would have no P&L impact.

Note that we may elect to fund the trust by issuing debt, given attractive borrowing rates. This matter has not yet been finalized, and likely will not reach a conclusion until the end of this calendar year. All told, of course, we have substantial cash and borrowing capacity and we look forward to deploying it.

After achieving our targeted balance sheet, our cash flow priorities will not change. Our first priority will continue to be investments for organic growth, like our current committed potash expansions, which are expected to produce strong, long-term returns for shareholders.

Second, as our joint venture with Ma’aden demonstrates, we seek strategic investment opportunities. As always, we will only enter into an acquisition or joint venture if we believe the transaction meets our return hurdles and fits with our strategy and culture.

To summarize, Mosaic is in excellent financial condition, and we clearly understand the significant opportunity and importance of returning capital to shareholders. Your patience is much appreciated as we work through a complicated, but ultimately constructive process. I want to repeat — do not look for a transaction announcement from us in late May, as that is only the kick-off date for discussions with the other parties to any transaction.

Now I will turn to guidance. We expect fourth-quarter potash sales volumes to be in the range of 2.3 million to 2.6 million tonnes compared with actual volumes of 2.0 million tonnes in the fourth quarter of last year. If we reach the top end of this range, our potash shipments would set a new quarterly record. We expect average realized potash prices to be in the range of $350 to $380 per tonne, which reflects a substantially higher mix of lower-priced standard product.

The gross margin rate for the Potash segment is expected to be in the range of 40 percent to 45 percent. Clearly this would be a step down from prior years, as higher operating rates are expected to be offset by lower prices. While we continue to aggressively focus on expense management and maintaining our cost curve position, year-over-year margins are also being impacted by higher depreciation as we bring our new capital investments online, and higher labor costs as we have staffed up for our new capacity.

Our operating rate in potash during the fourth quarter is expected to be above 85 percent.

Line management expenses are expected to be in the range of $245 million to $260 million for the year. In phosphates, sales volumes are expected to range from 2.6 million to 2.9 million tonnes for the final fiscal quarter of the year, about in line with last year’s volumes. We expect a realized prices for DAP to range from $475 to $505 per tonne, roughly in line with the prior quarter.

We also expect the gross margin rate to be about flat with the third quarter. Mosaic’s phosphate operating rate is expected to exceed 85 percent of capacity during the fourth quarter.

Now I will turn the call back to Jim for his concluding comments.

Jim Prokopanko: Thank you, Larry. Here in North America, the searing drought of 2012 lingers in some regions. But these early days of spring are bringing renewed optimism, and farmers are planning for an abundant crop. If you’re concerned that I am on the verge of tearing up over birds chirping and seedlings reaching for the sun, worry not. Solid economics lie at the heart of the expectations for a big crop.

Grain and oilseed prices remain elevated for many reasons — weather conditions and government policies, for example, but none as important as old-fashioned supply and demand. In 2012 the world once again produced less grain and oilseed than it consumed, despite the second-largest global crop on record.

You know the numbers — 9 billion people by 2050, a net addition of 75 million people per year, and very little expected increase in land used for agriculture. Demand is on a steady line pointing upwards, and food production has got to keep up.

The world’s farmers simply cannot feed the population without good crop nutrition. As we have seen recently, short-term volatility in prices and in supply and demand will always exist in our complex global markets. But the short term does not change our story, our promise or our mission.

We are well on our way to being the world’s leading crop nutrition Company, and that is an enviable and encouraging position for all our constituents. It is also a stern responsibility. Helping the world grow the food it needs is no small task.

But Mosaic has the global reach and the expertise to make an important contribution to deliver benefits to global food security, while delivering rewards to our shareholders.

Now we would be happy to take your questions. Operator?

+++ q-and-a

Operator: (Operator Instructions). Vincent Andrews, Morgan Stanley.

Vincent Andrews: Could you just talk about, as you evaluate the potash expansion, it is not board-approved yet. What do you need to see going forward or what are you going to analyze or what are the big decision points there to make you decide to either go forward or not go forward?

Jim Prokopanko: Good morning, Vincent. Jim Prokopanko here. Good to have you on this call. Right, we are taking that under a final consideration now. We are looking — and I will ask Joc to add a few comments — but principally a matter of what the costs are looking like.

We are concluding our final cost outlooks. As you would be aware, Saskatchewan is a hot economy with all the energy and other basic material industries booming. And so we are seeing some cost pressures come into these projects. So, look at a matter of the final cost to build out the projects we still have on the drawing boards, and take a look at where some of these other projects in the industry are going.

You have seen some changes in the planned outlook. Vale has backed away from its Rio Colorado project for reasons of cost that have bloomed on them. And take a final look and balance by the end of the summer. Joc, do you want to add anything?

Joc O’Rourke: I think the only thing I could add is we are in the process of finalizing the cost, looking at the construction environment in Saskatchewan. But the key thing for us is, and we have always said it, these projects have on-ramps and off-ramps. I don’t think it is a matter of if we are going to do the projects. It is a matter of what is the right timing for Mosaic.

So if we make a decision, it will be on the timing. So we will be talking about delaying, not finally canceling a project.

Operator: Joel Jackson, BMO Capital Markets.

Joel Jackson: I’ll ask a couple questions about PhosChem in India. What I want to know is, it seems like, so you’re giving guidance that you don’t expect the Indian import market to really return until the end of your fiscal year, so around May. We have seen some spot deals happening in India.

So is your sense that the Indian market is changing this year to more spot for DAP? And as part of that, also, longer-term, what is the future of PhosChem with you now investing in the Ma’aden project and maybe changing how you market around the world? Thanks.

Jim Prokopanko: Good morning, Joel. India — I am going to ask Rick to address that, but I will just lead off with — we are seeing a recovery in the Indian economy. There are definitely some impacts, negative impacts, from the changes in their subsidy program. But we have seen a good return to potash demand. Phosphate is a little iffy and I am going to ask Rick to speak to that.

Rick McLellan: Good morning, Joel. So, your two questions, the first on PhosChem in India, I think that we will see longer-term contracts entered into in India. So we are not seeing a change to the spot market.

Our guys were there last week; visited with them. There is belief that — in three things; that the inventory they have will carry them through until probably near June. Second, that to get product moving into place so that they can take the 5.5 million, roughly, tonnes of DAP they need for imports, the imports will need to start in May.

And everyone is sitting there waiting for the government to come forward with what the subsidy programs are going to be. The expectation was — is that those were to be last week. Expectation now is that we will see them next week as the government gets themselves set after some upheaval.

And so we expect India will come in. It will be an orderly buy. And there is no question they want the tonnes that we have allocated towards them.

The second part on PhosChem is a question that we have been asked. But I think the key thing is we see no changes coming and that, to think about it, the product that will come from Ma’aden is four years out. That is a long time. Thanks.

Operator: Bill Carroll, UBS.

Bill Carroll: Once the Ma’aden JV gets going, how much would geographic phosphate mix change? That is, do you expect the Ma’aden output to go mainly to India and Asia while the Florida and Miski Mayo product will be marketed predominantly in North and South America? And then, how might the overall phosphate cost structure change because of the new project?

Jim Prokopanko: Got a rough connection on your question. I think — what I heard on the first part of the question was what is going to happen with the Ma’aden tonnes that come on. As Rick mentioned, they are going to be four years off. Those tonnes are going to be cost-advantaged given its location into Asia.

What that would do is leave more of Mosaic products available in North America and the Western Hemisphere and into Latin America. Now it is not all going to be run purely that way. The tonnes don’t all move in one lump sum to one geography. They move all year long.

So it is generally going to be Ma’aden tonnes directed to Asia, cost advantaged for freight reasons. Our tonnes — there is nobody that could lay in phosphate cheaper into Latin America or North America than Mosaic can.

The next question is about the cost structure. I’m going to ask Larry to talk about that.

Larry Stranghoener: One of the great appeals of the Ma’aden investment is that we believe we will be investing in what will end up being the lowest cost phosphate production operation in the world. And in this business, as you know, being at the low-end of the cost curve ultimately wins.

And so that was a key part of the strategy for us. We are delighted with the partnership we have struck with Ma’aden and with SABIC, and we believe this project will generate very good returns for our shareholders.

Operator: Mark Connelly, CLSA.

Kurt Schoen: Thanks, this is Kurt Schoen filling in for Mark. Do you expect the logistical issues in the ports in South America to, in any way, affect your fertilizer shipment?

Jim Prokopanko: With Rick McLellan having just come back from Brazil last week, he is the best to answer that.

Rick McLellan: Really good question. I don’t think until you get to Brazil that you fully understand the logistical issues that are being faced there. And so your question about will it — first, I will describe what I saw and what I heard.

Had a chance to visit — to get to our Paranagua facility. And the truck lineups there, which are normally long in harvest, like we’re in right now, are much worse than they were other years. And then happened to visit with a farmer in — who was probably 400 kilometers from the port.

His trucks had been in line for, I think, seven days and he did not expect them to move for another two days. There is some real gridlock going into the ports, and it is causing some extremely increased pricing costs for both the farmer and people operating there.

I think the one thing that is good about what we see happening with the Brazil market is that people believe that the market is going to be a big market, and so the buying has been much more spread out than it was last year. They realize they can’t just come in and expect just-in-time shipments. So if there is a positive outcome it’s that.

The issue, though, is that Brazil needs significant investment in ports, in rail capacity and in roads. And it is clear that the government understands that, but taking it to action is going to be something that is going to have to happen for them to continue to grow like they have.

Operator: Adam Samuelson, Goldman Sachs.

Adam Samuelson: I was hoping to get some color on the fiscal fourth-quarter phosphate margin guidance. At the midpoint of the range, you have guided volumes up sequentially and prices really only down $5 a tonne.

You have also outlined an outlook for lower ammonia cost and lower sulfur costs, at least based on your purchase — the purchase costs that were realized in the fiscal third quarter, coupled with more — another quarter of optimized sales for Fort Meade production. Maybe bridge how phosphate margins are still only flat sequentially in the fiscal fourth quarter. Thank you.

Larry Stranghoener: Adam, its Larry. All of the trends you mentioned are true, and yet they are not strong trends. And, so, what we are seeing is the likelihood of relatively flat performance in phosphates in the fourth quarter.

Prices may be down slightly. You are right; ammonia costs may be down slightly. We are continuing to see progress on rock costs. But when we put the whole mix together, what we are seeing is the likelihood of relatively flat gross margins.

As you know, some of the raw material cost trends take some time to work their way fully through the P&L. And so while we are pleased by the trends we are seeing, we don’t expect to see the full impact of those fairly recent trends already in our fourth-quarter P&L fully.

So, positive directions, but perhaps not as meaningful a change as we might like to see just in this coming fourth quarter.

Operator: P.J. Juvekar, Citi.

P.J. Juvekar: The issue with Ma’aden I have is that some of the rock quality was quite poor due to impurities, which caused Ma’aden I to ramp up slowly. So what can you tell us about Ma’aden II project and the rock quality there? And how does it compare to your Florida or Peru mines? And does this impact your Miski Mayo II expansion? Thank you.

Jim Prokopanko: Hello, good to have you on the call. Good to hear from you. We can’t really say much about Ma’aden I. We have not had involvement in that, engagement in that, and it is best to ask the Ma’aden folks how that is coming along.

It is a 3 million tonne plant, can tell you that. Our sense is that it is producing in that 2 million tonne a year range, and I have little doubt that by the end of this calendar year or sooner, they’re going to have the capacity if they choose to run it at the 3 million tonne range.

The Ma’aden II mine is a separate project, part of the investment we are making along with the granulation plant. And we are — until we start developing that mine, we won’t know for certain. But I’m going to ask Joc to speak to some of the issues that we may face in mining that reserve.

Joc O’Rourke: Basically we are just starting out in terms of really evaluating long-term processing for the rock and everything. So a lot of rock quality isn’t what necessarily is in the ore; it is how you process it. So I think that is one of the things that Mosaic will bring to the table, the experience with a range of rocks and rock types, and also a range of experiences with respect to how to process that rock into final product.

So in terms of the rock quality, we see the rock quality is good from what we have seen so far. It is not the same as Florida; it is different, but in some areas it is better. Some areas it is not as good as Florida, but all rocks are slightly different.

Your second part of your question, in terms of what does it mean for Miski Mayo, recognize that Miski Mayo is a rock mine, which supplements our Florida operations. So the Miski Mayo is quite separate. Ma’aden we will be producing a phosphate product like DAP, et cetera, whereas Miski Mayo we use the rock for our Florida operations. So they really don’t compete in that sense, or they have a very separate strategic purpose for Mosaic.

So we will — we are committed to diversifying our rock sources in Florida. And if the economics and the long-term focus of Miski Mayo supports that commitment to Florida, we may go ahead with it despite Ma’aden.

Operator: Chris Parkinson, Credit Suisse.

Chris Parkinson: You mentioned you saw — or you are seeing some improving sentiment in most of your geographies. Can you offer some more color on which geographies in particular you saw this in for potash, and where you have seen the biggest material differences versus what you have seen in January? Thank you.

Jim Prokopanko: Good day, Chris. I’m going to ask Mike Rahm and Rick McLellan — Mike Rahm, our economist, strategy leader — to speak to that.

Mike Rahm: Good morning, Chris. Generally it has been widespread improvements in most geographies. As you probably know, we are guiding total MOP shipments in the range of 55 million to 57 million tonnes through the first — nearly through the first quarter of calendar year 2013. Our estimates are now at the high end of the range.

Starting in the Americas, we are seeing just outstanding shipments in North America this past fall. The middle — or the quarter here in the December and January, February period was a little bit slower. We saw an uptick late in the quarter.

Prospects, I think, for our final fiscal quarter, as we have indicated in guidance, are very good. Brazil is probably going to flirt with 8 million tonnes of imports this year. And some of the Asian markets, after a big drop-off in Indonesia and Malaysia, we think there is a very good rebound there.

And if you look at the two big contract markets like China, the first-half, China, if you include the option tonnage, has contracted for about 3 million tonnes by vessel. And if they continue to import 200,000 to 250,000 tonnes per month by rail, you can add up about 4 million to 4.5 million tonnes of imports by China in the first half of the year.

And I think that either indicates they are front-end loading their purchases, or maybe we are on the brink of seeing China break out of that 6 million to 6.5 million-tonne import appetite. And even in India, India has contracted for close to 4 million tonnes of product. And we have guided, I think, in the past, 3.2 million to 3.7 million, with a 3.5 million midpoint estimate or point estimate. And so, even India is exceeding our expectations in terms of contracting.

So you put that all together, I think probably an underappreciated story is the emergence of a very strong rebound in global potash shipments in 2013.

Operator: Kevin McCarthy, Bank of America Merrill Lynch.

Kevin McCarthy: Larry, if you look a couple of years ahead, let’s say beyond the Cargill Trust episode in Mosaic’s history, is there a particular leverage ratio or range of leverage where you would feel comfortable striking a balance between running the balance sheet more efficiently and maintaining your investment grade status? Would it be 1 times EBITDA in terms of net debt or 2 times, or somewhere in between? How would you evaluate what is appropriate to maximize the efficiency?

Larry Stranghoener: We are just going through the final process of finalizing that policy, reviewing with the Board, and we look forward to sharing it sometime in the mid-May timeframe, we think, and we will give you a much more exact idea at that point in time. I think for now, I would just remind you of what we said in our prepared comments.

We recognize that we have got the opportunity to put more debt on the balance sheet. We intend to do so and we intend to use some of the cash that is on our balance sheet. So we will certainly have a more efficient balance sheet going forward.

I think if you simply look at what the typical credit agency, the rating agencies’ metrics are for BBB companies, you would typically see anywhere from 2 to 3 times debt to EBITDA leverage as being typical for BBB companies. I think in our industry they would be a little bit more conservative than that. And so we will use those as guidelines as we finalize this policy.

But please be a little bit patient. Give us a little more time, and look for us to just provide you more detail in the mid-May timeframe.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Yes, good morning. I wanted to follow up with Mike Rahm, just on your potash comments. Mike, you indicated that we are seeing a strong volume recovery globally this year. But it seems in some of the spot markets like Brazil, Southeast Asia, and more importantly the U.S., we are not seeing any price momentum. So why is it that this volume recovery is not leading to more price momentum in the domestic market in particular?

And just as part B of my question, with prospective plantings coming in a few hours, Mike, what is your view on — the USDA has this very big recovery in production and ending stocks this year, but with a return to trend line yields just wondered what your view of that forecast is?

Mike Rahm: Good morning, Don. I guess I would take exception to the view that potash prices haven’t moved. If you look at what has happened in Brazil, right after the settlement of the China contract in the $400 range and the Indian contract in the $427 range, prices traded down in Brazil, the most active spot market, into that $410 to $420 range.

And today our product is moving into that market at $440. And offers for the April/May/June period, the gut slot of their big import period, are up in the $450 to $460 range.

So we have always had the larger-than-expected base load contracts to China and India probably set the stage for fundamentals to play out. And then as they play out and we see this rebound in demand this year, we are seeing some decent price appreciation.

In North America we think these — the recent developments have set a floor under North American prices, which had traded at a premium to some of the international values. And so I think when we look at the projected stocks of North American producers, while they remain elevated today, with the export sales on the books by Canpotex, plus the outlook for a very strong fourth fiscal quarter for Mosaic, we see those inventories getting pulled down to normal levels. So I think that will help support the price momentum that we see right now.

In terms of the U.S. acreage report, yes, we are all excited about the release here in a few hours. In terms of acreage, we are in that 97 million to 97.5 million acre range. I think the consensus is right in that range as well.

As far as the expected yield, I think the short answer to that is no one knows what that is going to be. We went back and looked at what has happened to yields following the last three major droughts in 1983, 1988 and again in 1993. And in each of the years following those droughts, we saw a very strong rebound back to trend.

And so I think yield is going to depend largely on rainfall and growing degree days this summer. And I think that is the bottom line. And I like some of the analysts’ views that everyone is growing a very large crop in their spreadsheets, and we are not going to know what is going to happen until we see how weather plays out.

So it is far too early, I think, to make a call. I think one of the things that has happened is that with the improvement in moisture conditions, there is less concern about drought. But that has raised a whole other set of issues.

We are looking at a late spring, as everyone is aware. I think last week, rather than ice melting in Lake Pepin, ice was forming. And now the first barge is expected to arrive in St. Paul somewhere during the week of April 20.

So, we sort of transitioned here from a concern about drought to late planting, the potential for serious flooding in many parts of North America. And bottom line is to a great extent our fate is in the hands of Mother Nature, and we simply don’t know how that is going to play out yet.

Operator: Ben Isaacson, Scotiabank.

Ben Isaacson: Jim, maybe you can just provide some color as to how the JV with Ma’aden evolved and how that was formed. And then I was also a little bit unclear; did they ask you for technical expertise on the first phase and you said no, or they did not ask you?

And then finally, what is the timing on the Bayovar Phase II decision? Thank you.

Jim Prokopanko: Hello, Ben. I will take your first two questions, and I’m going to ask Joc to refer — to answer the Bayovar, Miski Mayo second question. Important, and you raise it, to understand that this is a joint venture investment. This isn’t purely an equity investment.

We are making an equity investment, but we do have claim to 25 percent of the product that will come through that joint — through the joint venture. And we will sell that product in the — to customers as we choose to. That will be similar for the partners, SABIC, as well as Ma’aden fertilizer. They will sell their share of the fertilizer. The revenues go to the joint venture and we share in that profit, and that is how it is going to work.

This has nothing to do with Phase I. This is strictly the Phase II project, which is going to be an approximate 3.5 million tonnes of finished phosphate fertilizer. And then — and Phase I will just be kept right out of it.

You asked a question, how did we get involved in it? We have known the Ma’aden people for some while. Phase I just didn’t happen. The two organizations didn’t get together on that. It was well down the road when those opportunities were there.

And as far as technical expertise, we have an understanding between two parties. More details yet to be ironed out, but we will be making contributions through know-how and personnel in the design and operation of the Phase II facility.

I am now going to move this over to Joc to talk about the timing on Miski Mayo.

Joc O’Rourke: Thanks, Ben. In terms of the Bayovar 2 or the Miski Mayo expansion, I think it is almost too early to talk about that. Recognize we have two joint venture partners in that project. We are just getting ramped up to the design rate for Phase I.

We have a lot of what I would call bedding in or stabilizing of Phase I, making sure that is running well, at which point the three joint venture partners — and we are doing the engineering and design — but at that point the three joint venture partners will look seriously at the economics and the future of Bayovar 2, including market questions. So that is probably a ways off yet before we’ll make that decision.

Jim Prokopanko: I just want to add another item to the Ma’aden Phase II project. And you will be hearing more details as we get further into the finalizing many of the details that are involved. But there will be a Board of the Ma’aden Phase II.

We’re going to have — because we will have two members on the Board. SABIC will have one. Ma’aden will have, I think, four or five. And, so, we are going to be quite involved in the management, operations and direction of that investment. Thanks, Ben.

Operator: David Begleiter, Deutsche Bank.

David Begleiter: Jim, I know you’re still doing your cost work on the last 2 million tonnes of the potash expansion. But can you give us a rough estimate of how much more expensive that could be than the first 3 million tonnes? And if that last 2 million tonnes is delayed, does CapEx approach $1 billion in 2015? Thank you.

Jim Prokopanko: You asked the question, if I have this right, what is the difference in per-unit cost for Phase II? Is that correct?

David Begleiter: Correct, yes, yes.

Jim Prokopanko: Or the next deferred phase. Yes, these are the higher cost phase projects. The ones we commenced with and started with were the lower per unit CapEx costs, the easier projects, if you will, and the quicker projects.

As we go further down, these projects become more complex, become more expensive. And I think the only guidance we have given is, blended all-in, the 5 million tonnes that we have talked about, it is going to be in the $5 billion range, so averaging $1000 to $1200 a tonne. These latter projects are going to be more than the $1000 a tonne — more than the $1000 a tonne average, so to speak.

And some of these were $500, $600 a tonne projects. There were some $1500 a tonne projects. So it is difficult to say — we are not prepared to say what these latter projects are. But suffice to say, even these latter projects and certainly the earlier projects, these are far, far better than anything you would expect with a greenfield, and probably in the range of — at worst case — half the cost of a greenfield project.

Operator: Your next question comes from the line (multiple speakers).

Jim Prokopanko: Excuse me, I’m sorry, David, you had a second part. If it is delayed, what would CapEx for 2015 be? And I am going to ask Larry to speak to that.

Larry Stranghoener: I would suggest that we are trying to give us more guidance on financial policy in mid-May. At that time we’ll also give some more highlights with respect to long-term CapEx plans.

But just keep a couple of things in mind. One is that sustaining capital requirements are probably in the $700 million to $800 million annual range. We will likely face the opportunity to build two new phosphate rock mines beginning later in the decade to the tune of $1 billion each, spread out over a number of years.

As many of you know, we are still in the final decision-making stages on a new ammonia plant. So there are a number of items in our CapEx plans that we will be giving more clarity on sometime before the end of this fiscal year. So my point is, just because we may be delaying, if we choose to do so, our potash expansions, I don’t want people to think that our capital expenditures are likely to be declining dramatically. We will give you more color on that soon.

Operator: Mark Gulley, BGC Financial.

Mark Gulley: Larry, let me try another balance sheet question, recognizing that we will get more detail in a couple of months. If I look at the math that you went through with respect to uses of cash short-term, if I start off with a cash balance of $3.3 billion, the buffers that you talked about added up to roughly $2 billion, I think. So, therefore, what that suggests is that cash available for share repurchases is going to be in that $1.3 billion area? Thanks, Larry.

Larry Stranghoener: I think, Mark, that we are not looking at only cash available for share repurchases. We have got this great opportunity to rebalance the balance sheet with increased debt. And so we will be looking for a combination of debt and available cash for share repurchases.

Much of our decisions will depend upon circumstances at the time and what is the price of the stock. What is the cost to borrow? What is the attitude of the other parties to this transaction to participate? And so I can’t give you any more detail or any more precision at this point in time.

I would simply emphasize the point that we have made many times, and I will repeat. We have very deliberately built a strong balance sheet to allow us to take advantage of the opportunities we are going to have this summer, and that whether we are looking at cash on hand, available cash, or debt capacity, we have got ample opportunity to return capital to shareholders as well as to continue to invest in our business for growth and for returns.

Operator: Michael Piken, Cleveland Research.

Michael Piken: I was wondering if you guys could give an update on the Faustina ammonia potential expansion project, and your thoughts in terms of what some of your competitors do and whether that might influence your decision at all, and some of the other factors you are considering. Thanks.

Jim Prokopanko: Hello, Michael. The ammonia expansion you have heard us talk about. I think we are one of the earliest out of the gates on that. And it has become a crowded field since then.

The point that we are at is that we are continuing our front-end engineering design work. We’re going to have that wrapped up over the next, I think, 90 days, will be complete. This is a large project.

Price range would be for 1 million tonnes of additional ammonia production, which is a combination of a greenfield ammonia plant and debottlenecking, expansion of our current approximate 0.5 million tonnes of production. That is going to range, we think, between $1 billion and $1.2 billion. That is a lot of money.

So, once we have the final numbers, and that is just our practice, for major expansions like this we like to have a high confidence in what the final cost is going to be before we make that final call. There has been — so, more to be seen on that.

There has been a big — a gold rush mentality on nitrogen. The U.S. imports about 7 million to 8 million tonnes of ammonia a year. Given the price spread between the marginal cost of production, which is Russian gas into Ukrainian plants, that is about equivalent to $8, $9 MMBtu gas prices, so the U.S. has a considerable, considerable advantage.

So 7 million or 8 million tonnes are exported — imported into the US, I expect, economics working, we are going to see 7 million to 8 million tonnes of new capacity coming to the US.

These are long lead-time projects. If we made a decision today, we expect it is going to be upwards of four years before we get the first tonne of the project out considering all permitting and construction costs. So, giving you a long story here to say that it is a long lead-time, a lot of things can change.

So, looking at the final cost over the next few months, get a better sense of who is really serious about making these serious billion-dollar-plus investments, and we will make the call later in the summer.

Operator: Matthew Korn, Barclays.

Matthew Korn: We have talked a little bit about the positive outlook you are seeing for global potash shipments relative to your earlier projections for the mid-50 million tonne level. How are indications looking for phosphate shipments globally? I believe you had forecast somewhere around 63 million, 65 million tonnes before. They’re largely predicated on demand for the — in the Americas.

Mike Rahm: Good morning, Matthew. This is Mike Rahm. In terms of our global phosphate shipments forecast, we have not changed that. We are still in that 63 million, 65 million range. Through the first quarter of the year basis, our current point estimate, we’re right in the middle of that range.

I think with the exception of India, it is pretty much the same story. Starting in the Americas, North American phosphate shipments have just been phenomenal, frankly. If you look at the numbers from last fall, they are well above the seven-year average, well above the maximum of the seven-year [high/low] range.

We had good follow-through during our third fiscal quarter, and we think the fourth fiscal quarter will be about average, so, extraordinarily good shipments in North America. Same story in Brazil, as you know, that last year total fertilizer shipments there were 29.5 million tonnes. We think that will increase to 31 million tonnes.

We expect that Brazil will import more than 4 million tonnes of phosphate products, a record. Seeing good demand in most of the other Asian markets. So, yes, we are on track to hit that 63 million, 65 million range, I believe.

But one thing I would like to mention that relates to Don’s earlier question, is that even with a good rebound in global yields this year, I think an important point is to note that I think there is some pent-up demand. If you looked at the chart in our presentation that showed global grain and oilseed stocks, you saw the big drawdown that occurred or that is occurring in 2012/2013. That drawdown assumes a very modest increase in grain and oilseed use.

In fact, if you look at the growth — the projected growth in grain and oilseed use in 2012/2013, it is a 0.6 percent. And that followed the previous four years when grain and oilseed demand grew at 2.2 percent, 2.3 percent, 2.6 percent per year.

So I think even if we get a very, very good supply response what we are going to see, I think, is at some point if grain prices begin to come down or moderate a bit, I think there is the potential for an unleashing of this pent-up demand. And the fact that crop nutrients remain highly affordable, simply underpins our forecast for record P&K shipments this year.

Jeff Zekauskas: I have a question for Mike. In your potash shipment expectation of 55 million to 57 million tonnes for the industry, what is your China number?

Mike Rahm: The China number is imports of roughly — sorry, Jeff, I didn’t have a microphone on. Our forecast for China, I believe, are for imports of about 6.5 million tonnes. And their domestic production will probably be in the range of 4 million tonnes. So call it 10 million to 11 million.

And, as I noted before, if you look at what they have contracted for the first half of the year, it is probably in the 4 million to 4.5 million tonne range. So that is a number we are watching very carefully, that we think that there could be some upside in that forecast if things play out the way we think they could.

Jim Prokopanko: With that, I am going to conclude our call and reiterate a few of the key messages we want to leave you with. First, agricultural fundamentals remain very strong here in North America and elsewhere around the world. Second, we are seeing strong global demand for our products.

Third, we have substantial cash and borrowing capacity. And we look forward to deploying it in the year ahead, and you’re going to hear much more about that later this fiscal year at some time in May. And, finally, we have got great confidence in Mosaic’s future.

Our critical mission of helping the world grow the food it needs, bears very substantial promise for our customers, our employees, our communities and, of course, for our shareholders. Thanks very much. Have a great weekend.

Operator: Ladies and gentlemen, thank you for joining. This concludes today’s conference call. You may now disconnect.